EXHIBIT A

(as of June 23, 2021)

Fund	Annual Advisory Fee (as a % of average daily net assets)	Effective Date of Agreement*
Emerging Markets Bond Fund (f/k/a Unconstrained Emerging Markets Bond Fund)	•0.80% on the first $1.5 billion of the average daily net assets; and •0.75% of the average daily net assets in excess of $1.5 billion of the Emerging Markets Bond Fund	July 9, 2012
VanEck NDR Managed Allocation Fund**	•0.80% of the average daily net assets	May 9, 2016
VanEck Morningstar Wide Moat Fund***	•0.45% of average daily net assets	November 6, 2017
VanEck China Fund****	•1.00% of the average daily net assets	June 21, 2019
VanEck Emerging Markets ex-China Fund****	•0.95% of the average daily net assets	June 21, 2019
VanEck Environmental Sustainability Fund*****	•0.75% of the average daily net assets	March 19, 2021
VanEck Emerging Markets Leaders Fund******	•0.75% of the average daily net assets	June 23, 2021

* The Agreement shall become effective on the date noted on this Exhibit A (the “Effective Date”) for each Fund. Unless terminated as herein provided, the Agreement shall remain in full force and effect for the period ending two years after the Fund’s Effective Date, or such shorter period as may be noted for the Fund on this Exhibit A (the “Initial Period”). After the applicable Initial Period, this Agreement shall continue in full force and effect for a Fund for periods of one year thereafter so long as such continuance is approved at least annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Fund, and (ii) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

** The Initial Period for this Fund shall run until July 31, 2017.

*** The Initial Period for this fund shall run until July 31, 2018.

**** The Initial Period for these funds shall run until July 31, 2020.

***** The Initial Period for this fund shall run until July 31, 2021.

****** The Initial Period for this fund shall run until July 31, 2022.
D-00075246.8.Van Eck Funds
2